Exhibit 8

List of significant subsidiaries

Name of Company	Percentage Owned

Gemplus SA, a French corporation	98.1	%(1)
Gemplus GmbH, a German corporation	100.0	%(2)
Gemplus Limited, a British corporation	100.0	%(2)
Gemplus Electronics SA, a French corporation	100.0	%(2)
Gemplus Technologies Asia Limited, a Singapore corporation	100.0	%(2)
Gemplus Electronics Asia Limited, a Singapore corporation	100.0	%(2)
Tianjin Gemplus Smart Card Company Limited, a Chinese corporation	51.0	%(2)
Gemplus Tianjin New Technologies Company Limited, a Chinese corporation	100.0	%(2)
Gemplus Corp., a Delaware corporation	100.0	%(2)
Gemplus Card International de Mexico SA de C.V., a Mexican corporation	100.0	%(2)
Gemplus Finance SA, a Luxembourg corporation	100.0%
Gemplus Pologne S.P.Z.o.o., a Polish corporation	100.0%
Zenzus Holdings Ltd., a Gibraltar corporation	100.0%

(1)	The remaining shares are mainly held by our employees pursuant to the exercise of stock options, who may contribute to our company the shares of Gemplus SA received upon exercise of these options in exchange for shares of our company. For accounting purposes, these shares are already assumed to be a component of the company’s shareholder’s equity.

(2)	A subsidiary of Gemplus SA.